Exhibit 99.1

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC AND SUBSIDIARIES)

Consolidated Financial Statements

December 31, 2010

(With Independent Auditors’ Report Thereon)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC AND SUBSIDIARIES)

Independent Auditors’ Report

The Board of Directors

Graceway Pharma Holding Corp.:

We have audited the accompanying consolidated balance sheets of Graceway Pharma Holding Corp. and subsidiaries (formerly Graceway Holdings, LLC) (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ deficit/stockholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Graceway Pharma Holding Corp. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations, due principally to lost revenue from a key product, has a net capital deficiency at December 31, 2010, is in default of certain debt covenants and expects that its existing capital resources and cash flows from operations will be inadequate to satisfy its debt service and liquidity requirements. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and include the potential sale of the Company which may be effected through Section 363 of the U.S. Bankruptcy Code. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 29, 2011

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC AND SUBSIDIARIES)

Consolidated Balance Sheets

December 31, 2010 and 2009

(Dollars in thousands)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$38,157	108,450
Short-term investment	—	10,037
Accounts receivable, net	7,271	15,964
Inventories	12,489	10,914
Prepaid assets	2,681	3,374
Deferred tax assets	1,133	806
Other current assets	14,656	5,544

Total current assets	76,387	155,089
Property and equipment, net	9,791	10,725
Goodwill	27,529	104,856
Intangible assets, net	99,801	204,666
Debt issuance costs, net	11,481	15,718
Other assets	209	222

Total assets	$225,198	491,276

Liabilities and Members’ Deficit/Stockholders’ Deficit

Current liabilities:
Current portion of long-term debt	$854,189	74,494
Accounts payable	10,917	6,938
Accrued expenses	48,591	52,576

Total current liabilities	913,697	134,008

Long-term debt	—	852,501
Deferred tax liability	1,505	1,125
Distribution payable	1,848	245
Liability under interest rate swap arrangements	—	23,534

Total liabilities	917,050	1,011,413

Commitments and contingencies (Notes 9 and 12)

Members’ deficit/stockholders’ deficit:
Members’ Class B Preferred Units	—	—
Members’ Class A Common Units	—	7,021
Common stock	908	—
Additional paid in capital	6,113	—
Accumulated deficit	(702,977)	(507,339)
Accumulated other comprehensive income (loss)	4,104	(19,819)

Total members’ deficit/stockholders’ deficit	(691,852)	(520,137)

Total liabilities and members’ deficit/stockholders’ deficit	$225,198	491,276

See accompanying notes to consolidated financial statements.

2

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC AND SUBSIDIARIES)

Consolidated Statements of Operations

Years ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008
Net product revenues	$190,530	386,731	373,768
License revenues	29,000	—	—

	219,530	386,731	373,768

Costs and expenses:
Cost of revenues	25,932	29,428	35,689
Selling, general, and administrative	95,491	108,958	104,267
Research and development	14,779	22,354	34,058
Depreciation and amortization	101,715	118,297	119,604
Impairment of goodwill and other intangible assets	78,057	—	—
In-process research and development	—	6,650	—

Total costs and expenses	315,974	285,687	293,618

Operating income (loss)	(96,444)	101,044	80,150

Other income (expense):
Interest expense	(90,606)	(80,322)	(102,671)
Interest income	20	172	1,175
Other, net	4,552	356	177

Total other expense	(86,034)	(79,794)	(101,319)

Income (loss) before income taxes	(182,478)	21,250	(21,169)
Provision for income taxes	(3,181)	(6,948)	(5,900)

Net income (loss)	$(185,659)	14,302	(27,069)

See accompanying notes to consolidated financial statements.

3

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC AND SUBSIDIARIES)

Consolidated Statements of Members’ Deficit/Stockholders’ Deficit and Comprehensive Income (Loss)

Years ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

									Accumulated	Total members’
	Members’ Class B		Members’ Class A				Additional		other	deficit/
	Preferred Units		Common Units		Common Stock		paid in	Accumulated	comprehensive	stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	income (loss)	deficit
Balance, January 1, 2008	—	$—	90,841,616	$7,021	—	$—	$—	$(453,504)	$(12,999)	$(459,482)

Member distributions paid	—	—	—	—	—	—	—	(10,867)	—	(10,867)
Reduction of unit distribution declared	—	—	—	—	—	—	—	223	—	223
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(27,069)	—	(27,069)
Foreign currency translation	—	—	—	—	—	—	—	—	(6,011)	(6,011)
Unrealized gain on short-term investment	—	—	—	—	—	—	—	—	22	22
Unrealized loss on interest rate swap	—	—	—	—	—	—	—	—	(14,076)	(14,076)

Total comprehensive loss										(47,134)

Balance, December 31, 2008	—	—	90,841,616	7,021	—	—	—	(491,217)	(33,064)	(517,260)

Member distributions paid	—	—	—	—	—	—	—	(30,424)	—	(30,424)
Comprehensive income:
Net income	—	—	—	—	—	—	—	14,302	—	14,302
Foreign currency translation	—	—	—	—	—	—	—	—	4,912	4,912
Unrealized gain on short-term investment	—	—	—	—	—	—	—	—	15	15
Unrealized gain on interest rate swap	—	—	—	—	—	—	—	—	8,318	8,318

Total comprehensive income										27,547

Balance, December 31, 2009	—	—	90,841,616	7,021	—	—	—	(507,339)	(19,819)	(520,137)

Conversion of Members’ units to common stock	—	—	(90,841,616)	(7,021)	90,841,616	908	6,113	—	—	—
Member distributions paid prior to conversion	—	—	—	—	—	—	—	(9,127)	—	(9,127)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(185,659)	—	(185,659)
Foreign currency translation	—	—	—	—	—	—	—	—	1,374	1,374
Write-off of termination value of interest rate swap	—	—	—	—	—	—	—	—	21,007	21,007
Reversal of the unrealized gain on short-term investment	—	—	—	—	—	—	—	—	(37)	(37)
Unrealized gain on interest rate swap	—	—	—	—	—	—	—	—	1,579	1,579
Other	—	—	—	—	—	—	—	(852)	—	(852)

Total comprehensive loss										(162,588)

Balance, December 31, 2010	—	$—	—	$—	90,841,616	$908	$6,113	$(702,977)	$4,104	$(691,852)

See accompanying notes to consolidated financial statements.

4

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC AND SUBSIDIARIES)

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$(185,659)	14,302	(27,069)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	101,715	118,297	119,604
Amortization of deferred financing costs and loan discounts	8,834	8,818	9,272
Impairment of goodwill and other intangible assets	78,057	—	—
Amortization of termination costs of interest rate swaps	21,007	—	—
Deferred income taxes	(605)	644	—
Ineffectiveness of derivatives	(605)	949	—
Paid-in-kind interest on mezzanine debt	5,553	—	—
Gain on sale of short-term investment	—	—	(115)
Gain on sale of Mexico and Latin America assets	(4,292)	—	—
In-process research and development	—	6,650	—
Changes in operating assets and liabilities (net of effect of divestiture):
Accounts receivable, net	7,278	(3,244)	(932)
Inventories	(3,581)	958	652
Prepaid assets	667	438	(1,992)
Other current assets	(2,439)	(494)	(1,567)
Other assets	13	—	1,909
Accounts payable	3,252	(7,946)	7,643
Accrued expenses	(2,956)	14,720	(2,746)
Deferred revenue	—	—	(12,044)
Other	(581)	(557)	—

Net cash provided by operating activities	25,658	153,535	92,615

Cash flows from investing activities:
Purchases of property and equipment	(2,093)	(3,477)	(5,010)
Proceeds from the sale of short-term investment	10,000	—	10,061
Purchase of short-term investment	—	—	(10,000)
Proceeds from the sale of Mexico and Latin America assets	8,657	—	—
Product-related acquisitions	—	(6,650)	(10,804)

Net cash provided by (used in) investing activities	16,564	(10,127)	(15,753)

Cash flows from financing activities:
Distributions prior to conversion to C corp	(9,127)	(32,940)	—
Member distributions	—	—	(12,470)
Proceeds from revolving credit facility	25,000	—	15,000
Repayment of revolving credit facility	(2,764)	—	(15,000)
Payments on long-term debt	(113,182)	(92,484)	(44,362)
Payments on acquisition liability	(10,777)	—	—
Debt issuance costs	(2,124)	—	—
Payments on long-term capital lease obligations	(16)	(65)	(71)

Net cash used in financing activities	(112,990)	(125,489)	(56,903)

Effect of foreign exchange rate changes on cash and cash equivalents	475	1,359	(2,153)

(Decrease) increase in cash and cash equivalents	(70,293)	19,278	17,806
Cash and cash equivalents, beginning of year	108,450	89,172	71,366

Cash and cash equivalents, end of year	$38,157	108,450	89,172

Supplemental cash flow information:
Cash paid during the year for interest	$46,288	70,776	93,287
Cash paid during the year for income taxes	6,080	5,427	7,450
Noncash investing and financing activities:
Effective portion of interest rate swap	$—	8,318	(14,076)
(Reversal of)/ unrealized gain on short-term investment	(37)	15	22
Distribution accured	—	—	—
Assets acquired under capital leases	—	—	155
Conversion of interest rate swaps to first lien debt	21,353	—	—

See accompanying notes to consolidated financial statements.

5

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(1)	Summary of Significant Accounting Policies

(a)	Change of Organizational Structure and Description of Business

In September 2010, Graceway Pharma Holding Corp. (GPHC), a Delaware Corporation, was formed to become the parent company of Graceway Holdings, LLC (GHLLC) and subsidiaries thereby converting the Company from a Limited Liability Company to a C corporation. In connection with this conversion, each member of GHLCC contributed their Class A Common Units to GPHC in exchange for the same number of shares of GPHC’s Class A Common Stock, whereby one GHLLC Class A Common Unit was contributed for one share of GPHC Class A Common Stock. The initial capital structure of GPHC consists of 100 million shares of Common Stock ($0.01 par value) authorized with 90,841,616 shares issued.

GPHC and its wholly owned subsidiaries (collectively, the Company) is a specialty pharmaceutical company, based in Bristol, Tennessee, focused on bringing branded prescription products to the market through acquisition, in-licensing, and product development. The Company is majority-owned by affiliates of Golder Rauner, LLC (collectively, GTCR). The Company operates in the United States, Canada, and until June 29, 2010, Mexico and Latin America. The divestiture of the Company’s operation in Mexico and Latin America are more fully discussed in Note 2.

(b)	Going Concern

On February 25, 2010 the Food and Drug Administration (FDA or Agency) granted approval to Nycomed U.S. Inc.’s (Nycomed) generic version of Aldara®. This approval and subsequent launch of the generic version of Aldara has significantly and adversely affected the revenue and cash flow generated by the Company.

On October 15, 2010, the Company executed the “Third Amendment to First Lien Credit Agreement” (Third Amendment) with its lenders thereby modifying certain provisions, terms, loan repayment schedules, covenants, and other requirements dealing primarily with its First Lien Debt. Under the terms of the Third Amendment, the Company has been granted covenant waivers, for both its leverage ratio and its interest coverage ratio, until September 2011. The three interest rate swaps, then in effect, were terminated and the resulting termination values of these swaps totaling $21,353 were added to the principal of the Company’s First Lien Debt. As of October 15, 2011, the Company’s Revolving Line of Credit was frozen and accordingly, the Company is no longer allowed to make any further draws on this line of credit.

Interest rates on both the First Lien Debt and the Revolving Line of Credit were increased by 200 basis points for the remaining term of both loans. Although the maturity date of May 2012 remained unchanged, principal amortization schedules were revised to include monthly supplemental payments of $3,500 to $4,000 per month from November 2010 through February 2011 and a single supplemental payment of $2,633 due in March 2011. These supplemental payments are amortized to both the First Lien Debt and, to a much lesser extent, the Revolving Line of Credit. Unless offset by earlier prepayments, quarterly amortization for both the First Lien Debt and the Revolving Line of Credit will commence on September 30, 2011 and continue for the subsequent quarter ended December 2011 with a final balloon payment of $360,343 due at the loan maturity date of May 2012.

6	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

The Third Amendment required the Company to make, on October 15, 2010, a voluntary prepayment in the amount of $34,059 to the First Lien Debt and a voluntary prepayment of $2,414 to the Company’s revolving line of credit. Additional payments of $2,282 were also made to the holders of the Company’s interest rate swaps as a component of the swap termination fee that was not added to the First Lien Debt. The Company was also required to pay, on October 15, 2010, an “Amendment Effective Date” consent fee of $2,124 that was distributed to all holders of the Company’s First Lien Debt that voted for approval of the Third Amendment. Holders of the Company’s First Lien Debt that did not vote for approval of the Third Amendment did not receive the consent fee.

Under the terms of the Third Amendment, the Company is prohibited from paying any interest or fees for its Second Lien Debt. Additional restrictions are also placed on the payment of management fees to GTCR and the payment of management bonuses to the Company’s executive management team.

The Company has events of default outstanding under its Second Lien Credit Agreement and (subject to the discussion below) the lenders under the Second Lien Credit Agreement have the right to take immediate enforcement action (i.e., they are not subject to any ongoing standstill in any applicable subordination provisions). Since early 2011, the Company has been entering into back-to-back two-week forbearance agreements with the administrative agent under the Second Lien Credit Agreement, whereby it agrees not to take any enforcement action – directly or on behalf of the lenders – during the applicable two-week forbearance period. Simultaneously, the Company and its advisors have also been negotiating a more extensive amendment, waiver and forbearance agreement with lenders under the Second Lien Credit Agreement, whereby such lenders would, among other things, waive or forbear against our existing events of default and amend certain other provisions of the Second Lien Credit Agreement. There is no guarantee that we will be successful in executing a comprehensive amendment to the Second Lien Credit Agreement.

The Company anticipates that its existing capital resources and cash flows from operations, will not be adequate to satisfy its debt service and liquidity requirements. Management has restructured its workforce and is pursuing litigation of Nycomed. At the request of its First Lien lenders, the Company engaged Lazard Freres & Co. LLC (Lazard) to explore a sale process due to the Company’s significant debt burden and liquidity position. Preliminary non-confidential fact sheets regarding the process began to be distributed in the second half of April 2011 along with draft confidentiality agreements. While there can be no assurances that a sale will result, that the Company will receive any bids or proposals at all, or that if bids or proposals are received that they will be suitably acceptable to the Company’s lenders and management, it is likely that a potential transaction, if one does occur, may be effected through Section 363 of the U.S. Bankruptcy Code. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

7	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(c)	Risks and Uncertainties

The Company’s main product, Zyclara® (imiquimod) Cream, 3.75%, is approved for the treatment of actinic keratoses (AK) and external genital warts (EGW). It qualified for three years of exclusivity under the rules of the FDA and has this exclusivity through March 25, 2013. The Company has multiple patents pending for Zyclara. Currently no patents have been issued for Zyclara, but the Company expects that one or more patents will issue before the expiration of Zyclara’s marketing exclusivity in March 2013. The Company also expects that one or more of the Zyclara patents will be listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book) and thus give Zyclara additional exclusivity. The Company cannot provide any assurance that any patents will issue for Zyclara, or that if issued such patents can be listed in the FDA’s Orange Book or that any such patents will be effective in protecting the exclusivity of the imiquimod franchise.

Under the Hatch-Waxman Act, any generic pharmaceutical manufacturer may file with the FDA an Abbreviated New Drug Application (ANDA) with a Paragraph III or Paragraph IV certification challenging the validity of, or claiming noninfringement of, a patent listed in the FDA’s Orange Book.

The Company submitted two citizen petitions to the FDA regarding potential generic forms of Aldara. The first petition, which was filed with the Agency on July 30, 2009, raised issues regarding how any proposed generic imiquimod cream product would demonstrate its bioequivalence to Aldara, which has three distinct indications for three different physiological conditions at different layers of the skin or different types of skin. The second petition was filed on August 28, 2009, and addressed issues related to differences in formulation between any proposed generic product and Aldara. The FDA denied the Company’s two petitions. Because the Company disagreed with the scientific, regulatory, and legal conclusions of the FDA, the Company filed an Administrative Procedure Act (APA) lawsuit against the FDA and the Department of Health and Human Services in the United States District Court for the District of Columbia. The lawsuit challenges as arbitrary, capricious, and contrary to law the FDA’s refusal to reject ANDAs for generic versions of the Company’s Aldara (imiquimod) Cream, 5% that fail to include comparative clinical data showing that the proposed generic drugs are “bioequivalent” for use in treating genital warts. The Company’s complaint seeks a declaratory judgment, a permanent injunction (but not a preliminary injunction at this stage), and other relief. The permanent injunction requested in the complaint seeks to (i) enjoin the FDA from approving any ANDA for a generic version of Aldara unless the application contains data showing that the proposed generic drug is bioequivalent based on comparative clinical testing in patients with genital warts; (ii) require the FDA to predicate approval of an ANDA for a generic version of Aldara upon receipt of data showing that the proposed generic drug is bioequivalent based on comparative clinical testing in patients with genital warts; and (iii) require the FDA to rescind its approvals of ANDAs for generic versions of Aldara.

The Company is actively engaged in lifecycle management strategies of Aldara and other key products to extend their economic life. The Company may not be successful in the lifecycle management efforts. Even if the Company is successful in these efforts, the Company may not

8	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

succeed in securing proprietary patent protection for the new resulting products or indications. In addition, the Company’s competitors may develop similar products, including generic products, using methods and technologies that are beyond the scope of the Company’s intellectual property protection or at less cost. The Company’s competitors may also develop new therapies different from the Company’s with the same or similar indications. The introduction into the market of products or therapies developed in this way could materially reduce the Company’s sales.

The Company’s previous flagship product, Aldara (imiquimod) Cream 5% was approved for AK, EGW and Superficial Basel Cell Carcinoma (sBCC).

The Company’s lifecycle management programs, including drug development, are time consuming and expensive. The Company’s efforts can fail at any stage of the process, and even late-stage efforts or product candidates sometimes fail to receive regulatory approval.

A critical component of the Company’s lifecycle management strategy for its imiquimod franchise is a new formulation of imiquimod 3.75%. To distinguish the new product from Aldara, the Company uses the trade name Zyclara and markets the product under separate labeling. In March 2010, the Company received the FDA’s approval for Zyclara (imiquimod) Cream 3.75% for the treatment of AK and received the FDA’s approval for an EGW indication for Zyclara in March 2011.

The Company estimates that approximately 40% of revenue from Aldara in 2009 was generated by the EGW indication; therefore, if the Company is unable to successfully transition Aldara’s EGW revenue to Zyclara, it could have a material adverse impact on the Company and the results of its operations.

The processes for obtaining regulatory approvals from the FDA to market and sell a new product are complex, require a number of years, and involve the expenditure of substantial resources. As a result, there can be no assurance that the Company will receive regulatory approval of the products in development or of new dosage forms for existing products that the Company’s products or dosage forms will receive approval for any specific indications or that the labeling of these products will be as the Company would prefer.

The Company operates in a highly regulated environment. While the Company has processes and systems in place to deal with complying with such regulations, there can be no assurance that the Company’s business will not be negatively impacted by regulations.

The Company relies upon third parties for certain parts of the Company’s business, including licensees and partners, wholesale distributors of the products, contract clinical trial providers, contract manufacturers, unaffiliated third-party suppliers, and counterparties to the Company’s investment arrangements. The recent volatility in the financial markets and the slowdown in the general economy or perceptions about the Company’s financial stability may lead to a disruption or delay in the performance or satisfaction of commitments to the Company by these third parties, which could have an adverse effect on the Company’s business and results of operations.

9	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

On March 31, 2010, in response to Nycomed’s launch of a generic imiquimod 5% cream (Note 12), the Company made substantial reductions in the number of employees, employee salaries, employee benefit programs, marketing and promotional programs, and product development projects in an attempt to reduce operating costs. During April 2011, the Company made further reductions in the number of employees, product development efforts, and related costs. These cost reductions could impact the Company’s ability to maintain key personnel or to maintain sufficient staffing for basic operation of critical functional areas. The Company can provide no assurance that these cost reductions will be sufficient.

(d)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GPHC, and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Subsequent events have been evaluated for recognition and disclosure through April 29, 2011, the date the consolidated financial statements were issued.

(e)	Foreign Currency Translation

Pursuant to the Financial Accounting Standards Board’s (FASB) guidance on foreign currency translation, the assets and liabilities of the Company’s foreign operations are translated from local currencies into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are reflected in accumulated other comprehensive income (loss), which is a separate component of stockholders’ deficit. Gains and losses from foreign currency transactions are included in current earnings (losses).

(f)	Use of Estimates

The preparation of the consolidated financial statements, in accordance with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include sales allowances, returns, rebates and other pricing adjustments, inventory valuations, assessment of the recoverability of goodwill and intangible assets, amortizable lives of intangible assets, income taxes and valuation of derivative instruments. Actual results could differ from those estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(g)	Cash and Cash Equivalents

The Company classified all highly liquid investments with a maturity of three months or less when purchased as cash equivalents. Cash equivalents consist primarily of a money market account and commercial paper with financial institutions.

10	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(h)	Short-Term Investments

Investments are made by the Company pursuant to a policy approved by the Board. The Company classifies its investments at the time of purchase as available-for-sale securities. Available-for-sale securities are recorded at fair value. Unrealized gains and losses on available-for-sale securities are reported in accumulated other comprehensive income (loss), a component of shareholders’ deficit, until realized. The fair market values of available-for-sale investments are based on quoted market prices as of the end of the reporting period.

As of December 31, 2010, the Company did not have any short-term investments.

Investments as of December 31, 2009 consisted of a U.S. Treasury security, $10,037, with a one-year maturity date and an unrealized gain of $37.

(i)	Restricted Cash

Cash escrowed related to an operating lease agreement is designated as restricted cash. Restricted cash was $143 and $142 as of December 31, 2010 and 2009, respectively, and is included in other current assets.

(j)	Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical experience along with the specific knowledge of potentially uncollectible accounts. Account balances are charged off against the allowance when management determines that it is probable the receivable will not be recovered. Accounts receivable has been reduced by an allowance for amounts that may become uncollectible in the future. The Company does not have any off-balance-sheet credit exposure related to customers.

(k)	Inventories

Inventories, which consist of finished goods, are stated at the lower of cost or market, with cost determined on a weighted average basis. The Company’s finished goods inventories are subject to expiration dating. The Company continually evaluates quantities on hand and the carrying value of its inventories to determine the need for reserves for excess and obsolete inventories based primarily on the estimated forecast of product sales. When factors indicate that impairment has occurred, either a reserve is established against the inventories’ carrying value or the inventories are completely written off, as in the case of lapsing expiration dates. The Company’s purchases of Aldara® are denominated in British Pounds. Changes in the exchange rate will impact the Company’s product cost.

11	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(l)	Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the assets or the lease term. Expenditures for maintenance and repairs that do not prolong the useful life of the asset are expensed as incurred.

(m)	Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination. The Company reviews goodwill for impairment at least annually in accordance with FASB’s guidance on goodwill and other intangible assets. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test (measurement). Under step two, the Company recognizes an impairment loss for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB’s guidance on business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. The Company consists of two reporting units. The Company performs its annual impairment review of goodwill as of September 30 of each year. The Company recorded an impairment loss of $77,528 for goodwill in 2010. No impairment loss was recorded in 2009 or 2008.

(n)	Long-Lived Assets

In accordance with FASB’s guidance on accounting for the impairment or disposal of long-lived assets, long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. See Note 4 for intangible assets detail as of December 31, 2010. The Company recorded an impairment loss of $529 for its intangible assets during the year ended December 31, 2010. There was no impairment of long-lived assets during the years ended December 31, 2009 and 2008.

12	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(o)	Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with FASB’s guidance on accounting for derivative instruments and hedging activities, as amended, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets and liabilities through earnings, or recognized in accumulated other comprehensive income (loss) until the hedged item is recognized in earnings.

The Company only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive loss to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash flow hedge is reported in earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting cash flows of the hedged item, when the derivative expires or is sold, terminated, or exercised, when the derivative is designated as a hedging instrument, or when management determines that designation of the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative is retained, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings or losses.

The Company entered into an amendment with the First Lien lenders on October 15, 2010 to provide covenant forbearance until September 30, 2011. As part of the amendment process the Company’s interest rate swaps were terminated and the values of the swaps added to the First Lien debt. Additionally, the First Lien loan amendment required payments of approximately $40,900 of First Lien debt, required a revised payment schedule through September 30, 2011, increased applicable margin on the First Lien interest rate by 200 basis points on first lien and revolver amounts outstanding. Also, the First Lien amendment prohibits the Company from paying second lien interest.

13	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(p)	Comprehensive Income (Loss)

The Company follows FASB’s guidance on reporting comprehensive income. This guidance requires the classification of items of other comprehensive income (loss) by their nature and disclosure of the accumulated other comprehensive income (loss), separately from accumulated deficit in the stockholders’ deficit section of the Company’s consolidated balance sheets.

(q)	Revenue Recognition

The Company recognizes revenue when substantially all the risks and rewards of ownership have transferred to the customer. Generally, revenue is recorded in the period the product is shipped. However, in the instance when sales made to wholesalers exceed the wholesaler’s ordinary course of business inventory level, substantially all the risks and rewards of ownership have not transferred upon shipment, and accordingly, such sales are recorded as deferred revenue. The Company monitors sales to wholesalers in order to avoid wholesalers having inventory levels exceeding their contractually permitted maximums. For the years ended December 31, 2010, 2009 and 2008, the Company did not record any deferred revenue in the accompanying consolidated balance sheets related to this policy.

As is typical in the pharmaceutical industry, gross product sales are subject to a variety of deductions, primarily representing rebates and discounts to government agencies, wholesalers, and managed care organizations and product returns. These deductions represent estimates of the related liabilities, and as such, judgment is required when estimating the impact of these sales deductions on gross sales for a reporting period. If estimates are not representative of actual future settlement, results could be materially affected. Provisions for estimated chargebacks, product returns, rebates customer maintenance agreements, and other pricing adjustments are accrued at the time revenues are recognized as a direct reduction of such revenue.

The accruals are estimated based on available information, including third-party data, regarding the portion of sales on which rebates and discounts can be earned, adjusted as appropriate for specific known events and the prevailing contractual discounts. Provisions are reflected within accrued expenses. Adjustments to estimates are recorded when customer credits are issued or payments are made to third parties.

Royalty revenue is recognized based on a percentage of sales (namely, contractually agreed-upon royalty rates) reported by third parties.

The Company accounts for revenue arrangements with multiple deliverables in accordance with FASB ASC Topic 605-25, revenue recognition for arrangements with multiple elements, which addresses the determination of whether an arrangement involving multiple deliverables contains more than one unit of accounting. A delivered item within an arrangement is considered a separate unit of accounting only if both of the following criteria are met:

•	the delivered item has value to the customer on a standalone basis; and

14	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

•

if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

Under FASB ASC Topic 605-25, if both of the criteria above are not met, then separate accounting for the individual deliverables is not appropriate. Revenue recognition for arrangements with multiple deliverables constituting a single unit of accounting is recognizable generally over the greater of the term of the arrangement or the expected period of performance, either on a straight-line basis or on a modified proportional performance method.

(r)	Shipping and Handling Costs

The Company incurred $1,328, $1,259 and $1,518 in 2010, 2009 and 2008, respectively, related to third-party shipping and handling costs classified in cost of revenues in the consolidated statements of operations. The Company does not bill customers for such costs.

(s)	Advertising Costs

The Company records advertising costs as expense when incurred. Such amounts are charged to selling, general, and administrative expenses in the consolidated statements of operations. Advertising costs for 2010, 2009 and 2008 were $5,517, $7,832 and $10,203, respectively.

(t)	Research and Development

Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs to third parties for the provision of services for drug development and clinical trials. At the end of the reporting period, the Company compares the payments made to each service provider to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record prepaid or accrued expense relating to these costs.

Costs to acquire in-process research and development projects and technologies which have not achieved technical feasibility at the date of acquisition are expensed as incurred.

(u)	Income Taxes

GPHC, a Delaware Corporation, was formed on September 29, 2010 as the parent company of GHLLC and subsidiaries. GPHC is a C corporation for federal and state income tax purposes and accordingly as a result of this change from an LLC to a C corporation, the Company’s tax structure changed significantly. Income taxes will now be provided based on a blended federal, state and foreign tax rate whereas previous tax rates under the LLC structure were only based on a state and foreign tax rate. This will result in significant increases in tax liabilities or benefits as the blended rate is now much greater than under the previous LLC tax structure. Similarly, gross deferred taxes also increased as a result of the higher blended tax rates.

15	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

Prior to September 29, 2010, GHLLC had elected to be taxed as a partnership for federal and most state income tax purposes. GHLLC operates through Graceway Pharmaceuticals, LLC and several other wholly owned limited liability companies that are disregarded entities for federal and most state income tax purposes. The Company operates partially in the United States and outside the United States through several C corporations and other regarded entities, primarily in Canada, and until June 29, 2010, Mexico, and Latin America.

The Company accounts for income taxes in accordance with FASB’s guidance on accounting for income taxes. Accordingly, the Company provides deferred income tax assets and liabilities based on the estimated future tax effects attributable to differences between the financial statement carrying amounts and tax bases of assets and liabilities based on currently enacted tax laws. The tax balances and income tax expense recognized by the Company are based on management’s interpretation of the tax laws of multiple jurisdictions. Income tax expense also reflects the Company’s best estimates and assumptions regarding, among other things, the level of future taxable income, interpretation of the tax laws, and viable tax planning strategies. Future changes in tax laws, regulations or related judicial decisions, changes in projected levels of taxable income, and the availability of viable tax planning strategies could affect the effective tax rate and tax balances recorded by the Company.

Pursuant to the guidance, when establishing a valuation allowance, the Company considers future sources of taxable income such as future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences, carryforwards and carrybacks and the availability of viable tax planning strategies. A valuation allowance has been recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. If it is later determined that it is more likely than not that the deferred tax assets will be realized, the Company will release the recorded valuation allowance to current earnings at that time.

The Company follows the FASB’s guidance for the accounting for uncertainty in income taxes. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

(v)	Stock-Based Compensation

The Company follows the FASB’s guidance for shared-based payments, which requires all stock-based awards be recognized as an expense in the consolidated financial statements, and the measurement of that cost be based on the estimated fair value of the award.

16	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(w)	Fair Value Measurements

The Company follows the FASB’s guidance for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 7).

The guidance requires that fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

(x)	Recently Issued Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (EITF Issue No. 08-1, “Revenue Arrangements with Multiple Deliverables). ASU 2009-13 amends FASB Accounting Standards Codification (ASC) Subtopic 605-25, Revenue Recognition—Multiple-Element Arrangements, to eliminate the requirement that all undelivered elements have vendor specific objective evidence of selling price (VSOE) or third party evidence of selling price (TPE) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE and TPE for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. Additionally, the new guidance will require entities to disclose more information about their multiple-element revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company adopted ASU 2009-13 in 2010 and it did not have a material impact on its consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which significantly increases disclosures about credit quality of financing receivables and the allowance for credit losses, and requires disclosures to be made at a greater level of disaggregation. ASU 2010-20 is effective for nonpublic companies in fiscal years ending on or after December 15, 2011. The adoption of this guidance in 2011 is not expected to have a material impact on the Company’s consolidated financial statements.

17	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, a consensus of the FASB Emerging Issues Task Force (Issue No. 10-A). ASU 2010-28 modifies Step 1 of the goodwill impairment test under ASC Topic 350 for reporting units with zero or negative carrying amounts to require an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are adverse qualitative factors, including the examples provided in ASC paragraph 350-20-35-30, in determining whether an interim goodwill impairment test between annual test dates is necessary. The ASU allows an entity to use either the equity or enterprise valuation premise to determine the carrying amount of a reporting unit. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 for a nonpublic company. The Company expects that the adoption of ASU 2010-28 in 2012 will not have a material impact on its consolidated financial statements.

(2)	Product Licensing, Agreements, Acquisitions and Divestitures

(a)	Meda Licensing Agreement

On May 11, 2010, the Company entered into a license agreement with Meda AB (Meda) granting to Meda, among other things, an exclusive license to commercialize the Company’s new Zyclara formulation in Europe. Meda paid an upfront fee of $19,000 for the license which was recognized as license revenue for the year ended December 31, 2010. Meda is also obligated to pay a 5.0% royalty on net sales of applicable products on a country-by-country basis until the later of (a) ten (10) years after the first commercial sale of a product in such country or (b) the expiration of all licensed patents covering the relevant product in the country. For additional consideration, Meda can include certain new Company products (any new Company product with less than a 5.0% concentration that would infringe certain Company patents and that has received regulatory approval in the United States) under this license but can lose the right if it does not give timely notice of its intent to expand the license or if it does not make the necessary payment. For the year ended December 31, 2010, the Company did not receive any royalties from Meda, as Meda has not commenced commercial sales of Zyclara.

(b)	International Pharma Labs S. a. R.L. Licensing Agreement

On June 28, 2010, the Company licensed the rights in and to its 3.75% imiquimod product and the trademark for the then-current approved AK indication as well as future approved indications of the 3.75% Imiquimod product to International Pharma Labs S. a. R.L. (IPL) on a nonexclusive basis for development and manufacture worldwide, but on an exclusive basis for commercialization only in Mexico, Latin America and South America. IPL paid $10,000 for the license at closing and will pay ongoing royalty payments to be paid following commercialization of the product. The Company recognized $10,000 of license revenue for the year ended December 31, 2010. The Company

18	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

included an affirmative duty on IPL to commercialize the product in certain key markets in its territories. In addition, the Company gets a royalty free license to any and all developments and improvements on any 3.75% imiquimod product made, or acquired by IPL for manufacture, development and commercialization by the Company outside of Mexico, Latin America and South America. For the year ended December 31, 2010, the Company did not receive any royalties from IPL because IPL had not commenced commercial sales of the 3.75% imiquimod product.

(c)	Perrigo Israel Pharmaceuticals Settlement and Distribution Agreements

In 2006 and 2007, two competitors, Nycomed and Perrigo Israel Pharmaceuticals (Perrigo) filed ANDAs seeking FDA approval to market a generic version of what was then the Company’s primary product, Aldara (imiquimod) Cream 5% using oleic acid as the solubilizing agent for imiquimod—the active ingredient in Aldara. On February 2, 2010, the U.S. Patent and Trademark Office issued to 3M IPC patent number 7,655,672 (the ’672 Patent) covering imiquimod cream formulations containing certain forms of oleic acid. The Company holds an exclusive license under the ‘672 Patent, including the right to assert, maintain and enforce the ‘672 Patent. Based on preliminary analyses it performed, the Company concluded that Nycomed and Perrigo likely infringed the ‘672 Patent.

On April 10, 2010, after extended discussions and negotiations with several potential partners, the Company executed an agreement with Perrigo to settle all existing patent litigation regarding Perrigo’s ANDA filing for generic imiquimod. As part of this agreement, Perrigo became the Company’s authorized generic distributor for the Company’s Aldara product. Pursuant to this agreement the Company received a distribution payment of 85% of net sales through second quarter 2010; 80% of net sales through third quarter 2010; 75% of net sales through February 25, 2011. This agreement had a termination date of February 25, 2011.

On November 1, 2010, the Company and Perrigo agreed to an amendment of the original distribution agreement. The amendment allowed Perrigo to introduce its completed ANDA product containing oleic acid as the solubilizing agent for imiquimod prior to the original termination date of the distribution agreement. The distribution agreement established Perrigo as the authorized generic distributor for the Company’s Aldara product through February 25, 2011. The amendment removed Perrigo’s obligation to distribute the Aldara authorized generic product thereby allowing Perrigo to distribute its own ANDA product in exchange for revised royalty obligations continuing through the date of third generic entrant (additional to Nycomed and Perrigo) entered the market or January 1, 2016, whichever occurs sooner.

On March 16, 2011, the Company and Perrigo agreed to a second amendment to the distribution agreement. The Company granted to Perrigo a license to use the Company’s adverse event reports database in exchange for revised royalty obligations. The royalty obligation for sales occurring after first quarter 2011 was revised to 47.5% of net sales flowing to the Company for so long as there remained only two (2) generic equivalents of Aldara on the market. For each quarterly period after first quarter 2011, for so long as there remained only three (3) generic equivalents of Aldara on the market, 35% of net sales would flow to the Company. For each quarterly period after first quarter

19	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

2011, for as long as there remained four (4) generic equivalents of Aldara on the market, the Company would received 0% of the first $6,000 of net sales and 10% of net sales above $6,000. Once there are more than four (4) generic equivalents to Aldara on the market, all royalty obligations cease with respect to the Perrigo ANDA Product. On April 19, 2011, the FDA approved a fourth generic application for imiquimod 5%.

(d)	Pfizer Dermatological Molecules Acquisition

On July 1, 2009, the Company entered into an agreement with Pfizer, Inc. (Pfizer) whereby the Company acquired the worldwide commercial rights for three investigational dermatological molecules from Pfizer and the related transferred or licensed intellectual properties. The Company acquired two molecules for the treatment of oily skin and acne – an early stage Stearoyl CoA Desaturase 1 (SCD1) Inhibitor and a Cholesterol–Acyltransferase (ACAT) Inhibitor, currently in Phase 2 of development. In addition, the Company acquired an Activin-Like Kinase 5(ALK-5) Inhibitor, currently in early preclinical development. This inhibitor is a promising agent for the reduction of surgical and traumatic scar formation. The Company also entered into an agreement with Pfizer where by Pfizer has agreed to perform development and clinical services for these three molecules.

The Company paid Pfizer a one-time, upfront, nonrefundable and noncreditable fee of $5,750. In addition, the Company will pay Pfizer milestone payments contingent upon commercial sales of these molecules. Upon the first commercial sale of each licensed product in the U.S., the Company will pay Pfizer a milestone payment of $10,000. Additionally, another milestone payment of $5,000 is due to Pfizer once annual net sales for each licensed product equals or exceed $50,000 in any calendar year. The Company will also pay Pfizer a royalty of 6.0% of net sales based on a $250,000 net sales volume during a calendar year, but a lower royalty rate of 4.5% applies if net sales are less than $250,000.

The Company funded the acquisition out of existing cash on hand and recorded the transaction as the acquisition of in-process research and development. The cost of the acquisition totaling $5,750 was charged to in-process research and development during the year ended December 31, 2009 as the molecules acquired had not reached technical feasibility and will be subject to regulatory approval.

(e)	Gilead Acquisition

On November 9, 2009, the Company acquired from Gilead Science, Inc. (Gilead) the worldwide license, including related regulatory filings and intellectual properties, to Gilead’s investigational molecule, GS-9191, for topical use. GS-9191 is an anti-proliferative agent that works by inhibiting cellular DNA synthesis, leading to the induction of apoptosis, or programmed cell death.

A topical version of GS-9191 was evaluated for the treatment of external genital warts in a recently completed Phase 2 study. GS-9191 was well tolerated and statistically significantly superior to placebo in this proof of concept study. These results suggest GS-9191 could be a potential treatment for skin conditions characterized by excessive cellular proliferation.

20	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

The Company funded the acquisition out of existing cash on hand and treated the transaction as the acquisition of in-process research and development. The cost of the acquisition of $900 was charged to in-process research and development during the year ended December 31, 2009 as the molecule acquired had not reached technical feasibility and will be subject to regulatory approval.

(f)	Atopiclair® Acquisition

On December 31, 2008, the Company entered into an agreement with Sinclair Pharmaceuticals, LLC (Sinclair) for the acquisition of certain intangible assets related to the Atopiclair® product. The agreement replaced the Original Distribution Agreement between Sinclair and the Company (as successor to CVH). In addition to other assets, the Company purchased intellectual properties, a trademark, the 510(k) registration and marketing materials related to the product in the United States from Sinclair for $3,199 ($3,100 purchase price plus $99 of acquisition costs). The Company funded the acquisition out of existing cash on hand. The entire purchase price represents an acquired intangible asset that is being amortized over a weighted average useful life of approximately 20 years from when the Original Distribution Agreement was recorded.

(g)	Estrasorb® Acquisition

On February 19, 2008, the Company entered into two agreements for the acquisition of patent, trademark, New Drug Application (NDA), inventory, and manufacturing and packaging equipment related to the Estrasorb® product. Estrasorb® is indicated for the treatment of moderate to severe vasomotor symptoms associated with menopause. The Company purchased the patent and the manufacturing and packaging equipment from Novavax, Inc. for $4,117 ($4,000 purchase price and $117 of acquisition costs) and purchased the NDA, trademark, and inventory from Allergan, Inc. for $3,088 ($3,000 purchase price and $88 of acquisition costs). The Company funded the acquisition out of existing cash on hand. The acquired intangible assets of $5,083 are being amortized over a weighted average useful life of approximately six years.

(h)	Sale of Mexico and Latin American Assets

Pursuant to a Purchase and Sale Agreement, dated June 28, 2010, and certain ancillary agreements, the Company divested all of its interests in Mexico and Latin America, including 100% of the equity interests in both Graceway Mexico Opco, S. de R.L. de C.V. and Graceway Mexico, S. de R.L. de C.V. (collectively Graceway Mexico) as well as all of the assets held by Graceway International, Inc. (GWI) related to and necessary for the conduct of business in Latin America for a total purchase price of $15,100 plus a working capital adjustment to be determined at a later date. The Company received $8,892 of the purchase price during the year ended December 31, 2010. The Company received $2,942 in January 2011 and will receive the remaining $3,266 by June 30, 2011. With this divestiture, the Company no longer has any operations in Mexico, Latin and South America. The Company is also a party to a “Purchasing and Supply Agreement” (PSA) with the purchaser whereby the Company will continue to purchase products for Mexico and Latin America from its suppliers and resale such products back to the purchaser at cost plus a small markup. In accordance with FASB accounting guidance, this results in the Company having a continuing involvement in this market and as a result thereof, the divesture of Mexico and Latin America is recorded as a sale but not as discontinued operations.

21	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(3)	Property and Equipment

As of December 31, 2010 and 2009, property and equipment consisted of the following:

	Estimated useful life	2010	2009
Land	—	$137	137
Buildings	40 yrs	2,042	2,042
Machinery and equipment	5 yrs	1,771	1,196
Computer and office equipment	3 –5 yrs	3,964	3,646
Leasehold improvements	2 –5 yrs	2,338	918
Furniture and fixtures	5 –10 yrs	1,301	1,429
Software costs	3 yrs	8,358	7,683
Assets under construction	—	1,108	2,397

		21,019	19,448
Less accumulated depreciation		(11,228)	(8,723)

		$9,791	10,725

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $2,992, $3,522 and $3,077, respectively.

22	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(4)	Intangible Assets

As of December 31, 2010 and 2009, intangible assets consisted of the following:

			2010		2009
	Estimated useful lives	End of useful life	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Product rights:
Aldara®	4.2 yrs	2011	$337,850	(325,291)	337,850	(243,852)
Qvar	14 yrs	2020	25,760	(8,589)	25,760	(5,520)
MetroGel-Vaginal®	4 yrs	2010	9,846	(9,846)	9,846	(7,882)
Estrasorb®	6 yrs	2014	5,083	(2,460)	5,083	(1,613)
All others	2 –4 yrs	2010	20,501	(17,618)	20,501	(14,294)

Total product rights			399,040	(363,804)	399,040	(273,161)

Licenses and patents:
Atopiclair®	20 yrs	2026	3,768	(977)	3,768	(789)
All others	15 yrs	2021	500	—	1,324	(253)

Total licenses and patents			4,268	(977)	5,092	(1,042)

Intellectual capital:
Aldara®/Zyclara®	12 yrs	2018	74,870	(26,289)	74,870	(18,867)
Maxair®	7 yrs	2013	12,110	(4,037)	12,110	(3,027)

Total intellectual capital			86,980	(30,326)	86,980	(21,894)

Noncompete agreement – 3M	5 yrs	2011	24,130	(19,510)	24,130	(14,479)

Total			$514,418	(414,617)	515,242	(310,576)

The Company recognized an impairment of $529 for all others licenses and patents during the year ended December 31, 2010.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense for intangible assets was $98,723, $114,775 and $116,527 for the years ended December 31, 2010 2009 and 2008, respectively excluding impairment charges.

Estimated amortization expense for each of the next five years is estimated as follows:

2011	$29,039
2012	11,860
2013	11,860
2014	8,403
2015	8,321

23	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(5)	Accrued Expenses

As of December 31, 2010 and 2009, accrued expenses consisted of the following:

	2010	2009
Accrued rebates	$6,658	20,221
Accrued interest	9,605	—
Accrued management incentive	62	4,381
Accrued sales incentive	1,159	2,085
Accrued chargebacks	1,604	2,389
Taxes payable	976	3,297
Accrued product returns	24,778	9,425
Distributions payable (Note 10)	—	1,603
Accrued channel management agreement	615	1,962
Accrued professional fees	1,633	1,427
Accrued product recalls	—	1,419
Accrued research and development	132	1,338
Other accrued expenses	1,369	3,029

	$48,591	52,576

(6)	Long-Term Debt

As of December 31, 2010 and 2009, long-term debt consisted of the following:

	2010	2009
New First Lien Credit Facility (including revolving line of credit, due in 2012)	$440,981	510,573
New Second Lien Credit Facility (due in 2013)	330,000	330,000
Mezzanine Credit Facility (due in 2013)	75,553	70,000
3M Acquisition Liability (final payment due in 2011)	11,701	22,478
Capital lease obligations	—	19
Less unamortized discounts	(4,046)	(6,075)

Total long-term debt	854,189	926,995
Less current installments	(854,189)	(74,494)

Long-term debt, excluding current installments	$—	852,501

Because of uncertainties over the Company’s ability to generate sufficient cash flow to make future payments on its debt and uncertainties over the Company’s ability to continue as a going concern and previous defaults of certain debt covenants, all of the Company’s long-term debt at December 31, 2010, is classified as current.

24	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

The contractual maturity of the long-term debt is as follows as of December 31, 2010:

2011	$90,331
2012	360,343
2013	407,561

$858,235

(a)	Credit Facilities

In conjunction with the 3M acquisition in December 2006, the Company entered into term loan financing agreements with a group of lenders. On May 3, 2007, the Company refinanced these debt agreements. In conjunction with the retirement of the previously outstanding Original First Lien Credit Facility (and related revolving loan commitment) and Original Second Lien Credit Facility, the Company entered into three new term loan financing agreements with a different lender that permitted the Company to borrow $1,080,000: the New First Lien Credit Facility (First Lien), the New Second Lien Credit Facility (Second Lien), and the Mezzanine Credit Facility (Mezzanine).

Under the First Lien, the Company borrowed $650,000 at closing. Interest on this borrowing is equal to LIBOR plus 4.75%, which was 5.02% at December 31, 2010. Interest prior to the loan modification discussed below was LIBOR plus 2.75%. Borrowings mature over five years after the closing date and principal and interest payments are due quarterly. In connection with the First Lien, the Company obtained a revolving loan commitment that expires in 2012 and provides for borrowings of up to an additional $25,000, as amended. As of December 31, 2010, $22,236 was outstanding under this revolving credit facility. No amounts were outstanding under this revolving credit facility as of December 31, 2009. The Company must pay an annual commitment fee of one-half of 1% on the unused portion of the commitment. As a result of the loan modification discussed below, further borrowings under the revolving credit facility are no longer permitted.

Under the Second Lien, the Company borrowed $330,000 at closing. Interest on this borrowing is equal to LIBOR plus 6.50%, which was 6.77% at December 31, 2010. Borrowings mature six years after the closing date and interest-only payments are due quarterly. The entire principal amount of this borrowing is due on May 3, 2013. As a result of the loan modification discussed below, the Company was required to discontinue making interest payments on the Second Lien. As of December 31, 2010, the Company had accrued and unpaid interest of $9,605 under the Second Lien.

Under the Mezzanine, the Company borrowed $70,000 at closing. Interest on the Mezzanine is equal to LIBOR plus 9.75%, which was 10.02% at December 31, 2010. Interest prior to the loan modification discussed below was LIBOR plus 8.25%. Borrowings mature 80 months after the closing date and interest-only payments are due quarterly. In April 2010, the Company exercised its Payment In Kind (PIK) option under the Mezzanine and interest is now added to the principal of the

25	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

debt and no longer paid by the Company. At December 31, 2010, the Company has PIK interest of $5,553 added to its Mezzanine debt outstanding balance. The entire principal amount of this borrowing is due on November 3, 2013. Prepayment penalties on the Mezzanine are 2% on any amount paid between May 4, 2009 and May 2, 2010, (only 35% of the principal is allowed to be prepaid), and 1% on any amounts paid between May 3, 2010 and May 2, 2011. As a result of the loan modification discussed below, the Company is not allowed to pay interest or prepay any principal on its Mezzanine debt.

Under these credit facilities, the Company’s obligations are secured by a priority senior lien on substantially all of the Company’s assets. The Second Lien and Mezzanine are subordinated to the Company’s First Lien. The debt agreements contain financial covenants and default provisions, including that the Company maintain minimum levels of liquidity, limits capital expenditures and asset dispositions, and restricts mergers and dissolutions. In addition, the agreements restrict liens on assets and the acquisition of additional indebtedness. Additionally, the Company was required to maintain a fixed interest rate instrument or other form of hedge protection on at least 50% of the First Lien and Second Lien through at least December 3, 2008 to reduce the Company’s exposure to the interest rate risk on the variable portion of its debt obligation. See Note 8 for discussion of the Company’s hedge activity related to its debt obligations. In connection with the loan modification discussed below, the Company terminated its interest rate hedges with the resulting termination value of $21,353 of these swaps added to the Company’s First Lien. The Company is not permitted to enter into any further interest rate hedges.

In connection with these loans, the Company incurred $11,925 of original issue discounts, which represents the difference between the proceeds and the face amount of the borrowings: $3,650, which relates to the First Lien, $6,178, which relates to the Second Lien, and $2,097, which relates to the Mezzanine Credit Facility. These discounts are included in long-term debt and are being amortized over the terms of the respective loans to interest expense in the consolidated statements of operations.

On January 22, 2010, the Company, its affiliates and lenders executed amendments (the Amendments) to each of their First Lien, Second Lien, and Mezzanine (collectively, the Credit Agreements). The Amendments provided for the buyback of debt issued by the lenders pursuant to the Credit Agreements, at or below par value. The buyback would have been conducted pursuant to one or more Dutch Auctions conducted between January 22, 2010 and January 21, 2011.

Under the Amendments, the Company may purchase and retire up to $75,000 of First Lien and Second Lien loans at a ratio of at least 4:1 (First Lien versus Second Lien). The Company must offer to purchase a minimum of $5,000 in debt and must use readily available funds, and may not use borrowings obtained from its revolving credit line. Additionally, the Company may also purchase and retire up to $50,000 of Second Lien and Mezzanine loans; however, it must utilize equity funds provided to the Company by its investor group, so long as a minimum offer of $10,000 is made to buy back the debt. As a result of the loan modification discussed below, the Company is not permitted to buy back any debt.

26	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

On April 1, 2011, the Company submitted a Notice of Default and Statement of Responsible Officer to the Administrative Agents of the Company’s Credit Agreements. The Notice of Default notified the Administrative Agents that the Company would not deliver the audited financial statements and accompanying audit report for the fiscal year ended December 31, 2010 required to be delivered within 90 days of the end of the fiscal year. The delivery of the audited financial statements by April 30, 2011 will cure this default. The audited financial statements were delivered in April 2011 and the condition of default was accordingly cured.

(b)	Loan Modification

On October 15, 2010, the Company executed a Third Amendment with its lenders thereby modifying certain provisions, terms, loan repayment schedules, covenants, and other requirements dealing primarily with its First Lien. Under the terms of the Third Amendment, the Company has been granted covenant waivers, for both its leverage ratio and its interest coverage ratio, until September 2011. The three interest rate swaps, in effect at the time of the Third Amendment, were terminated and the resulting termination values of these swaps totaling $21,353 were added to the principal of the Company’s First Lien. As of October 15, 2010, the Company’s revolving credit facility was frozen and accordingly, the Company is no longer permitted to make any further draws on this revolving credit facility.

Interest rates on both the First Lien and the revolving credit facility were increased by 200 basis points for the remaining term of both loans. Although the maturity date of May 2012 remained unchanged, principal payments were revised to include supplemental payments of $3,500 to $4,000 per month from November 2010 to February 2011 and a supplemental payment of $2,633 in March 2011. These supplemental payments are allocated to both the First Lien and, to a much lesser extent, the revolving credit. Unless offset by earlier prepayments, quarterly payment for both the First Lien and the revolving credit facility will commence September 30, 2011 and continue with a final balloon payment of $360,343 due at the loan maturity date of May 2012.

The Third Amendment required the Company to make a payment in the amount of $34,059 on October 15, 2010 on the First Lien and a payment of $2,414 on the Company’s revolving credit facility on the same date. Additional payments of $2,282 were also made to the holders of the Company’s interest rate swaps as a component of the swap termination fee that was not added to the First Lien. The Company was also required to pay a consent fee of $2,124 that was distributed to all holders of the Company’s First Lien that voted for approval of the Third Amendment. Holders of the Company’s First Lien that did not vote for approval of the Third Amendment did not receive the consent fee.

The Company is not permitted to pay any interest or fees on the Second Lien or pay any interest or principal prepayments on the Mezzanine. Additional restrictions are also placed on the payment of management fees to GTCR and the payment of management bonuses to the Company’s executive management team.

27	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(c)	3M Acquisition Liability

As part of the 3M Acquisition, the Company was obligated to pay 3M $50,000 for access to technology and intellectual capital under the Technology Access, Development Option and License Agreement (Technology Agreement) related to the future developments of the acquired products. The Company is required to make quarterly principal and interest payments over five years that began in 2007 and will conclude in 2011. The payment due to 3M at the end of March 2011 was not made by the Company because the Company believes that 3M has breached the Technology Agreement and other agreements executed as part of the 3M Acquisition. The Company asserts that its reasonably expected value with respect to the agreements in the 3M Acquisition has been significantly reduced as a result of 3M’s breaches. The Company asserts that 3M’s actions or failures to act regarding certain matters have materially impaired the value of the Technology Agreement and other agreements that were part of the 3M Acquisition. Consequently, the Company has asserted that its obligation to make future payments under such agreements has been discharged. The 3M Acquisition documents contain a dispute resolution procedure and the Company has availed itself of this procedure. 3M has responded and asserted that the Company’s claims are without merit and demanded immediate payment.

(7)	Fair Value Measurements

As discussed in Note 1, the Company follows the FASB’s guidance for fair value measurement.

The following table summarizes the Company’s assets and liabilities as of December 31, 2009, which are measured at fair value on a recurring basis. There are no assets because of the sale of the related security or liabilities as of December 31, 2010 due to the termination of the interest rate swaps.

Fair value measurements at
December 31, 2009 using
Quoted
prices in
		active	Significant
		markets	other	Significant
		for identical	observable	unobservable
	December 31,	assets	inputs	inputs
	2009	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment in U.S. Treasury security	$10,037	10,037	—	—

Liabilities:
Interest rate swaps	$23,534	—	23,534	—

The fair value of the investment in U.S. Treasury’s inclusion within the Level 1 classification is based on the quoted price for identical securities in an active market as of December 31, 2009.

28	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

The fair value of the interest rate swaps inclusion within the Level 2 classification is based on interest rate changes with inputs related to LIBOR, the projected LIBOR yield curve, and counterparty risk. Each of the inputs is observable; however, the markets are not considered “active.” As a result, both inputs are considered Level 2.

(8)	Derivative Instrument and Hedging Activities

Derivative financial instruments include interest rate swaps to fix a portion of the Company’s variable rate debt to fixed rate debt. In connection with the Third Amendment to the First Lien (Note 6), the Company’s interest rate swaps were terminated on October 15, 2010 and the termination costs of $21,352 was added to the Company’s First Lien. The following is a summary of the Company’s hedging activities as of December 31, 2009:

Instrument	Hedge or offset item	Notional amount 2009	Fixed rate	Maturity date
Interest rate swap	Variable LIBOR-based interest payments on New First and New Second Lien Credit Facilities	$175,213	5.063%	December 31, 2011

Interest rate swap	Variable LIBOR-based interest payments on incremental increase for New First and New Second Lien Credit Facilities	$173,086	5.052%	December 31, 2011

Interest rate swap	Variable LIBOR-based interest payments on incremental increase for New First and New Second Lien Credit Facilities	$250,000	1.940%	January 1, 2012

The Company’s derivative instruments were recognized on the balance sheet at fair value. The counterparty to the Company for the interest rate swaps was a major international financial institution. The Company continually monitored its positions and the credit ratings of its counterparty and did not anticipate nonperformance by the counterparty.

As discussed in Note 6, the Company was required to fix the interest rate on a portion of its long-term borrowings. Accordingly, the Company executed an interest rate swap of $497,000 related to the Original First Lien Credit Facility and Original Second Lien Credit Facility. On May 3, 2007, the Company refinanced these facilities with a $650,000 First Lien, a $330,000 Second Lien, and a $70,000 Mezzanine.

29	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

As a result of increasing total indebtedness under the refinancing, during 2007, the Company executed an incremental swap of $248,506 in order to meet its target swap percentages. The notional amount of the swap instruments was approximately 70% of the hedged items. The Company was hedging its exposure to these future cash flows through December 31, 2011.

The debt obligations use variable rate LIBOR in the interest payment calculations. This exposes the Company to variability in interest payments due to changes in interest rates. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company received LIBOR-based variable interest rate payments and made fixed interest rate payments, thereby creating the equivalent of fixed rate debt for the notional amount of its debt hedged.

The Company used these interest-rate-related derivative instruments to manage its exposure on its variable rate debt instruments. The Company entered into these derivative instruments for cash flow hedging purposes, and these derivatives were designated as cash flow hedges. The Company did not speculate using derivative instruments.

Changes in the fair value of these interest rate swaps that effectively offset the variability of the cash flows associated with variable rate, long-term debt obligations, are reported in accumulated other comprehensive income (loss). These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings.

The effect of derivative instruments on the statement of income for the year ended December 31, 2010, 2009 and 2008 is as follows:

	$0000.00	$0000.00	$0000.00	$0000.00	$0000.00
December 31,	Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in AOCI on derivative (effective portion)	Location of gain or (loss) reclassified from AOCI into income (effective portion)	Amount of gain or (loss) reclassified from AOCI into income on termination of the swaps	Recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
2010	Interest rate swaps	$—	Interest expense	$(21,007)	(347)
2009	Interest rate swaps	8,318	Interest expense	—	949
2008	Interest rate swaps	(14,076)	Interest expense	—	—

During the years ended December 31, 2010, 2009 and 2008, $347, $949 and $0, respectively, was recorded resulting from cash flow hedge ineffectiveness as a result of any differences between the terms of the interest rate swap and the hedged debt obligation.

30	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

The fair values of derivative instruments held as of December 31, 2009 were as follows:

	Liability derivatives
	Balance sheet	Fair value
Derivatives designated as hedging instruments:
Interest rate swaps	Liability under interest rate swap arrangements	$23,534

As of December 31, 2009 and 2008, $22,585 and $30,903, respectively of deferred losses on derivative instruments were recorded in accumulated other comprehensive loss. No cash flow hedges were discontinued during 2009 or 2008.

(9)	Leases

The Company leases office space for its corporate headquarters in Bristol, Tennessee, from SJ Strategic Investments, LLC (SJ Investments), a related party, as discussed more fully in Note 15. The lease has a term of five years from December 2006 with automatic renewal periods of one year unless one party gives written notice to the other. SJ Investments had given the Company notice that it does not intend to renew the lease for an additional year beyond 2011. SJ Investments is responsible for all property taxes, insurance, utilities, and building maintenance during the lease, while the Company is responsible for its telephone and internet expenses.

The Company also has several other noncancelable operating leases, primarily for office space in Exton, Pennsylvania and Canada and for vehicles, which expire over the next five years. These leases generally contain renewal options for periods ranging from one to five years and require the Company to pay all executor costs such as maintenance and insurance. The Company has subleased a portion of its office space in Exton, Pennsylvania.

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rent expense for operating leases during 2010, 2009 and 2008 was $2,562, $3,926 and $3,857, respectively.

31	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 are as follows:

0000000000000
2011	$2,330
2012	1,217
2013	209

Total minimum lease payments	$3,756

(10)	Members’ Deficit/Stockholders’ Deficit

(a)	Class A Common Stock

In September 2010, GPHC, a Delaware Corporation, was formed to become the parent company of GHLLC and Subsidiaries thereby converting the Company from a limited liability company to a C corporation. In connection with this conversion, each member of GHLCC contributed their Class A Common Units to GPHC in exchange for the same number of shares of GPHC’s Class A Common Stock. The initial capital structure of GPHC consists of 100 million shares of Common Stock ($0.01par value) authorized with 90,841,616 shares issued and outstanding.

(b)	Member’s Units (applicable to GHLLC)

Class A Common Units

Subject to the terms of the LLC Agreement, the GTCR Purchase Agreement (as defined below), and the Security holders Agreement, the Company is permitted to issue an unlimited number of units designated as Class A Common Units. As of December 31, 2009, there were 90,841,616 Class A Common Units issued and outstanding.

Each Class A Common Unit is entitled to one vote (subject to vesting restrictions) and votes as one class with the Class B Common Units, if any. To the extent there are Class B Preferred Units outstanding, all matters to be voted on by the unit holders require approval by the holders of a majority of the Class A and Class B Common Units at which a quorum is present.

Pursuant to the Amended and Restated Unit Purchase Agreement (the GTCR Purchase Agreement), dated December 29, 2006 among the Company, CVH, and GTCR, the holders of the majority of the Class A and Class B Common Units held by GTCR (the Majority Holders) are entitled to special approval rights, as defined, including, among other things, (i) payment of distributions, (ii) redemptions or repurchases of the Company’s equity, (iii) issuances or sales of new equity, (iv) making loans or certain investments, (v) entering into mergers, acquisitions, and sales of more than 5% of the assets, (vi) dissolution or liquidation of the Company, (vii) entering into related-party transactions, and (viii) incurring indebtedness. The Majority Holders are entitled to appoint two representatives to the Board plus another three representatives jointly with the Chief Executive Officer (CEO) of the Company. GTCR is entitled to certain access rights and financial and other information with respect to the Company.

32	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

To the extent the Board makes distributions, the Class A Common Unit holders participate in remaining distributions with any Class B Common Unit holders (who participate with respect to their profits interest), only after distributions equal to any unpaid yield and unreturned capital with respect to both the Class A Preferred Units and the Class B Preferred Units are made. To the extent certain Class A Common Units are subject to vesting periods, the Company is required to reserve the portion of the distribution that otherwise would be made with respect to the unvested unit until such unit, either vests, in which case the reserved amount is distributed to the holder, or expires or is canceled, acquired, or repurchased by the Company, in which case the amount is distributed among the remaining Class A and Class B Common Unit holders. The Class A Common Unit holders are also entitled to certain tax distributions. During the years ended December 31, 2010, 2009 and 2008, the Company paid distributions of $9,127, $30,424 and $10,867, respectively, to the Class A Common Unit holders and Class B Preferred Unit holders (as discussed below).

The Restricted Class A Common Units vest 50% over time and 50% based on performance. For the time vesting, the units vest in five years at 20% per year. For the performance vesting, assuming continuous employment, the units vest in five years at 20% a year if the Company meets established goals or if such goals are not met, the units vest in seven years. As of December 31, 2010 and 2009, 625,696 and 2,479,603 Restricted Class A Common Units, respectively, were unvested and remained subject to repurchase by the Company.

Consideration for the Restricted Class A Common Units purchased by members of management was equal to fair market value of the units at the date of issuance. Accordingly, no compensation expense has been recognized in the accompanying consolidated financial statements.

Class B Preferred Units

The Company may issue an unlimited number of Class B Preferred Units. The LLC Agreement provides that any unreturned capital invested in exchange for Class B Preferred Units is entitled to a preferred yield on such unreturned capital (and unpaid preferred yield), which is to be accrued on a daily basis at the rate of 9% per annum, compounded on a quarterly basis.

Each holder of Class B Preferred Units is entitled to one vote on matters submitted to the unitholders. All matters to be voted on by the unit holders require the vote by the holders of a majority of the Class B Preferred Units at which a quorum of the Class B Preferred Units is present, effectively giving such holders a veto right over such matters.

To the extent the Board makes distributions, holders of Class B Preferred Units are paid only after distributions equal to any unpaid yield and unreturned capital with respect to the Class A Preferred Units, but have priority over all Class A and Class B Common Unit holders, first, with respect to unpaid yield and, second, with respect to unreturned capital applicable to the Class B Preferred Units. The Class B Preferred Units are also entitled to certain tax distributions. There are no Class A Common Units or Class A Preferred Units issued.

33	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

On May 3, 2007, in connection with the debt refinancing (Note 6), the Company repurchased all of its outstanding 206,030 Class B Preferred Units in exchange for $206,030 in cash plus a 9% distribution of $6,350. In addition, the Company declared a cash distribution of $86,620, including $79,762 distributed on May 3, 2007 to the Class A Common Unit holders and $6,858 to be paid subject to the vesting of the Restricted Class A Common Units described above. Upon vesting, $0 $2,516, and $1,603 were paid to the Class A Common Unit holders during the years ended December 31, 2010, 2009 and 2008, respectively. During the years ended December 31, 2010, 2009 and 2008, the Company reduced $0, $0 and $223, respectively, of the unit distribution declared for distributions that were forfeited and will not be made. The remaining $1,848 to be paid is included in distribution payable as of December 31, 2010 and in accrued expenses and distribution payable as of December 31, 2009 on the accompanying consolidated balance sheets. As of December 31, 2010 and 2009, there are no Class B Preferred Units issued or outstanding.

(c)	Stock-Based Compensation

On December 29, 2006, the Board adopted the GHLLC 2006 Unit Option Plan (the Graceway Plan). The Company is permitted to offer Class A Common Units and options to acquire Class A and Class B Common Units (Options) to employees, officers, directors, and other service providers or consultants of the Company and may provide for vesting periods in connection with the offer. As of December 31, 2010, 1,853,911 shares of Class A Common Units are reserved for issuance in connection with unallocated Options under the Graceway Plan. On the date of grant, the Board is required to establish a participation threshold, which is to be no less than the fair market value of a Class A Common Unit at the time of the grant. To date, no options have been granted under the Graceway Plan.

(11)	Income Taxes

For the years ended December 31, 2010, 2009 and 2008, income (loss) from operations before taxes consists of the following:

	2010	2009	2008
U.S. operations	$(193,841)	8,967	(35,903)
Foreign operations	11,363	12,283	14,734

	$(182,478)	21,250	(21,169)

34	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

The provision for income taxes consists of the following:

	000000000000	000000000000	000000000000
	Year ended December 31
	2010	2009	2008
Current:
Federal and state	$1,034	2,480	2,282
Foreign	2,752	3,824	3,943

Total current	3,786	6,304	6,225

Deferred:
Federal and state	(114)	644	(325)
Foreign	(491)	—	—

Total deferred	(605)	644	(325)

Provision for income taxes	$3,181	6,948	5,900

Income tax expense for the year ended December 31, 2008 includes $880 related to 2007. The expense related to prior period was determined to be immaterial to 2008 and prior period consolidated financial statements.

35	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

Carry forward tax benefits and the tax effect of temporary differences between financial and tax reporting that give rise to net deferred taxes are as follows:

	December 31
	2010	2009
Deferred tax assets:
Goodwill and intangible assets	$252,634	11,605
Net operating loss carryforwards	12,823	—
Liability under interest rate swap arrangements	—	581
Allowance for doubtful accounts	374	548
Foreign tax credit carryforward	337	597
Accrued product returns	9,477	521
Accrued rebates	2,178	499
Other	1,823	487

Gross deferred tax assets	279,646	14,838

Less valuation allowance	(278,513)	(14,032)

Total deferred tax assets	1,133	806

Deferred tax liability:
Goodwill	(1,505)	(1,125)

Net deferred tax liability	$(372)	(319)

On September 29, 2010, the unit holders of GHLLC transferred their common units to GPHC, a C corporation, in exchange for common stock of GPHC. The transfer of the common units to GPHC resulted in the termination of the GHLLC as an entity taxable as a partnership. For tax years beginning on or after September 30, 2010, GHLLC will be a single member LLC of GPHC. As a result of the transaction, the deferred tax assets and liabilities of GHLLC were established at the tax rate applicable to GPHC as a C corporation.

Due to the uncertainty of the Company’s ability to realize the benefit of the U.S. federal and state deferred tax assets, the net deferred tax assets in the U.S. are offset by a full valuation allowance at December 31, 2010 and 2009. The net change in the total valuation allowance for the year ended December 31, 2010 and 2009 was an increase of $264,481 and $2,309, respectively, related primarily to the establishment of additional deferred taxes on the formation of GPHC as noted above, as well as book tax differences related to goodwill and certain intangible assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible in the relevant jurisdiction. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and viable tax-planning

36	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences at December 31, 2010 and have recorded a full valuation allowance.

At December 31, 2010, the Company has approximately $28,000 of federal net operating loss carryforwards available to offset future taxable income. Such carryforwards begin to expire in the year ended December 31, 2030.

The Company has state net operating losses that can be utilized to offset future state taxable income. The state net operating losses expire at various dates based on the applicable state carryover periods.

The Company adopted the FASB’s guidance for the accounting for uncertainty in income taxes on January 1, 2009. The implementation of this guidance did not have a material impact on the Company.

(12)	Commitments and Contingencies

(a)	Legal Proceedings

Pursuant to enabling legislation contained within the Clean Air Act (42 U.S.C. § 7401) and as part of the general transition away from products that use chlorofluorocarbons (CFCs), the FDA and the Environmental Protection Agency (EPA) have jointly taken steps to remove from the market inhalers that contain CFC propellants. In June 2007, the FDA and EPA jointly issued a proposed rule that contemplated the removal of the Company’s product, Maxair® Autohaler® (pirbuterol acetate inhalation aerosol), and several other inhalers containing other active moieties.

There is no other pirbuterol product on the market or another breath-actuated MDI. The Company has aggressively sought to keep pirbuterol on the market while the Company pursues the development and transition to a non-CFC pirbuterol MDI. Among other things, the Company filed an extensive public comment with the FDA and requested an extension of the pirbuterol essential-use designation through the end of 2015. The Company has entered into a development agreement with 3M, which manufactures the current formulation of Maxair, to reformulate the product without CFCs. In addition to its formal comments on the proposed rule in 2007, the Company had follow-up communications with the FDA, EPA, and the Office of Management and Budget’s Office of Information and Regulatory Affairs informing them that, among other things, the Company has obtained access to sufficient stockpiles of existing CFC to supply the market with Maxair through the transition to a CFC-free product by the end of 2015.

On April 14, 2010, the FDA posted its final rule which permits Maxair to remain on the market until December 31, 2013. Absent action by Congress or the FDA, the Company will not be able to sell Maxair in a CFC-formulation after December 31, 2013.

The Company submitted two citizens petitions to the FDA regarding potential generic forms of Aldara. The first petition, which was filed with the Agency on July 30, 2009, raised issues regarding how any proposed generic imiquimod cream product would demonstrate its bioequivalence to

37	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

Aldara, which has three distinct indications for three different physiological conditions at different layers of the skin or different types of skin. The second petition was filed on August 28, 2009 and addressed issues related to differences in formulation between any proposed generic and Aldara. The Company received an answer from the FDA dated January 26, 2010 to the bioequivalence petition and a response from the FDA dated February 24, 2010 to the formulation petition.

The FDA denied the Company’s bioequivalence petition in whole and concluded that a well-designed study in AK will suffice to show bioequivalence of a generic version of Aldara. The FDA also denied the Company’s formulation petition and concluded that a well-designed comparative clinical bioequivalence study in AK is sufficient to detect any significant formulation performance differences between Aldara and a generic version of that drug product in safety and in therapeutic effect in any of the three approved indications.

Because the Company disagreed with the scientific, regulatory, and legal conclusions of the FDA regarding these two petitions, the Company filed an Administrative Procedure Act (APA) lawsuit against the FDA and the Department of Health and Human Services in the United States District Court for the District of Columbia. The lawsuit challenges as arbitrary, capricious, and contrary to law FDA’s refusal to reject ANDAs for generic versions of the Company’s Aldara® (imiquimod) Cream, 5% that fail to include comparative clinical data showing that the proposed generic drugs are bioequivalent for use in treating genital warts. The Company’s complaint seeks a declaratory judgment, a permanent injunction (but not a preliminary injunction at this stage), and other relief. The permanent injunction requested in the complaint seeks to (i) enjoin FDA from approving any ANDA for a generic version of Aldara unless the application contains data showing that the proposed generic is bioequivalent based on comparative clinical testing in patients and genital warts; (ii) require FDA to predicate approval of any ANDA for a generic version of Aldara upon receipt of data showing that the proposed generic drug is bioequivalent based on comparative clinical testing in patients with genital warts; and (iii) require FDA to rescind its approvals of ANDAs for generic versions of Aldara.

The Company is involved in patent litigation with Nycomed pertaining to Nycomed’s generic equivalent of the Company’s previous flagship product, Aldara.

In 2006 and 2007, two competitors, Nycomed and Perrigo, filed ANDAs seeking FDA approval to market a generic version of Aldara using oleic acid as the solubilizing agent for imiquimod – the active ingredient in Aldara. On February 2, 2010, the U.S. Patent and Trademark Office issued to 3M IPC patent number 7,655,672 (the ‘672 Patent) covering imiquimod cream formulations that contain certain forms of oleic acid. At the time, there were also 27 other patent applications that were related to the same application that resulted in the ‘672 Patent. The Company holds an exclusive license under the ‘672 Patent and the related applications, including the right to assert, defend, maintain and enforce them. Based on preliminary analyses performed, the Company believes that the other companies’ products likely infringe the Company’s ‘672 Patent, the only issued claims at the time when the Company brought the litigation discussed below.

38	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

On February 23, 2010, the Company filed a patent-infringement lawsuit against Nycomed and Perrigo in the U.S. District Court for the District of New Jersey. The lawsuit alleges, among other things, that both companies infringe the claims of the ‘672 Patent. At the same time, the Company requested an opportunity to meet and confer with both Nycomed and Perrigo in advance of possible FDA approval of their ANDAs. The Company’s complaint seeks, among other things, judgment that the generic 5% imiquimod topical cream products infringe the ‘672 Patent, damages, and other relief.

On February 25, 2010, the FDA granted approval to Nycomed’s generic version of Aldara, notwithstanding the fact that Nycomed’s product uses an oleic acid vehicle to deliver imiquimod instead of the isostearic acid vehicle included in Aldara. The practical effect of the FDA’s approval is that Nycomed’s product is now an approved generic for Aldara and is frequently and automatically substituted by pharmacists when a physician writes a prescription for Aldara. That same day, Nycomed began shipping its product notwithstanding the lawsuit and the Company’s pending request to meet and confer.

The Company believes Nycomed’s product infringes the claims of the ‘672 Patent, and therefore filed for a temporary restraining order (TRO) to prevent Nycomed from manufacturing, selling, and shipping its product pending further legal proceedings in the short term. On March 8, 2010, the Court denied the Company’s motion for a TRO against Nycomed. The Company strongly disagreed with the court’s position in denying the TRO. The Company filed a motion for Preliminary Injunction (PI) on March 24, 2010 to prevent Nycomed from manufacturing, selling, and shipping its product pending a full trial on the merits. This PI was denied on June 10, 2010.

Nycomed also filed a Motion for Relief pursuant to Federal Rule 11 in which Nycomed requested sanctions against the Company, including dismissal of the lawsuit as a sanction for the Company supposedly not having fully investigated the merits of its claims before filing a suit. The Court denied Nycomed’s motion for Rule 11 sanctions and denied the motion to dismiss the Company’s complaint. Nycomed requested reconsideration of the Court’s denial of Nycomed’s Rule 11 motion, but later withdrew its request and withdrew the allegation of Rule 11 violation by the Company.

Between January and March 2011, the parties exchanged, but did not file, briefs concerning claim construction of certain disputed terms in the asserted claims of the ‘672 patent. In connection with claim construction, Nycomed also requested permission to move for summary judgment prior to the Court’s scheduled time period for such motions. On February 2, 2011, the Court entered a revised Scheduling Order permitting Nycomed to file an early summary judgment motion on the issue of alleged invalidity for indefiniteness. Nycomed filed its opening brief on February 23; the Company filed its opposition on March 21; and Nycomed filed its reply on March 31. The Court has not set a date for any oral argument or taken any other action with respect to Nycomed’s motion.

On March 8, 2011, 13 of the pending 27 related applications issued. That same day, Nycomed brought an action for declaratory judgment on those patents in the District of New Jersey. Nycomed’s complaint asserted, among other things, that the 13 new patents were either not infringed or were invalid. Between March 8 and March 29, an additional 8 patents issued. On March 29, Nycomed filed an Amended Complaint to include these additional 8 patents. The remaining 6 patents

39	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(of the 27) either have issued or are expected to issue in the coming weeks and Nycomed has stated that it intends to move to amend its complaint further to include the remaining patents. Nycomed has requested consolidation of its declaratory judgment action with the underlying action on the ‘672 Patent.

The Company will continue to pursue aggressively the litigation, seeking monetary damages associated with Nycomed’s violation of the Company’s patents and generic launch into the market. However, it may take the Company several years to prove , if it can, that Nycomed is liable for patent infringement and determine the amount of damages that Nycomed might owe as a result of its “at risk” launch that infringed the Company’s patents.

In addition to pursuing legal action, the Company has sought to mitigate the harm to it by entering into an agreement to allow another company to distribute an authorized generic version of Aldara. The Company entertained discussions with several potential partners, and ultimately entered into an agreement with Perrigo. As part of the agreement, the Company and Perrigo fully settled all claims in the litigation. Thus, the pending patent litigation involves only Nycomed.

On April 5, 2011, the Company participated in a conference call with the FDA, at which time the FDA informed the Company that it believes that the Company underpaid the application fees for three NDA supplements that were previously accepted for review by the FDA. The total potential aggregate amount owed to the FDA for the three half-fees is estimated at $2,245. The Company is disputing the FDA’s position. Regardless of the outcome of the dispute, however, the Company could choose not to pay the fees and instead receive an “unletter”, thus removing one or all of the submissions from the fee obligation and PDUFA timeline, therefore reducing or completely eliminating the overall obligation. In addition, the Company is still waiting for the FDA to reply to its July 2010 request for the return of half of a NDA user fee, $703, which the Company asserts is owed the Company by the FDA related to the NDA for the EGW indication application for Zyclara 3.75% cream.

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(b) Employment Agreements

The Company has employment agreements with certain of its executive officers and several key employees, which provide for potential salary adjustments, bonuses, as defined, and severance benefits upon termination of employment, as defined. The Third Amendment to the First Lien (Note 6) places certain restrictions on bonuses to employees of the Company who are executive vice presidents or above. The Company must have certain liquidity in order to pay such officers bonuses and such bonuses are limited as detailed in the Third Amendment to the First Lien.

40	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(c)	Other Commitments and Contingencies

The Company has certain unconditional purchase obligations primarily related to minimum purchase requirements under contracts with suppliers to purchase finished goods related to the Company’s pharmaceutical products.

(13)	Business and Credit Concentrations

The Company operates as one business that is managed by a single management team reporting to the chief executive officer. The Company does not prepare discrete financial information with respect to separate product candidate areas and does not have separately reportable segments.

A significant portion of the Company’s 2010, 2009 and 2008 net revenues were derived from a single product, Aldara, which was acquired as part of the 3M acquisition. The following table discloses the percentage of net revenues for 2010, 2009 and 2008:

	2010	2009	2008
Aldara® net revenue	23.9%	83.0%	78.9%
Aldara® authorized generic royalties	17.7	—	—
Zyclara® licensing fees	17.8	—	—
Zyclara® net revenue	13.2	—	—
Maxair® Autohaler®	12.0	7.4	8.1
All others	15.4	9.6	13.0

	100.0%	100.0%	100.0%

A significant portion of the Company’s net sales, excluding royalties and licensing revenues, are to the three largest wholesalers in the pharmaceutical industry. The Company has not experienced significant credit losses. The following table represents a summary of net revenues for 2010, 2009 and 2008 to significant wholesalers as a percentage of the Company’s total net revenues:

	2010	2009	2008
Wholesaler A	23.1%	43.3%	37.2%
Wholesaler B	26.9	33.8	37.0
Wholesaler C	10.5	13.8	11.0

The Company obtains its products via contract manufacturing agreements with third-party manufacturers. In most instances, the Company is dependent on a single supplier for each product.

41	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(Dollars in thousands)

(14)	Employee Benefit Plans

Graceway Pharmaceuticals, LLC, a wholly owned subsidiary of the Company, provides a 401(k) retirement plan (the Graceway 401(k) Plan) for its employees. All employees meeting certain minimum requirements are eligible to participate in the Graceway 401(k) Plan and can contribute up to Internal Revenue Service (IRS) annual limitations.

From January 1, 2010 through April 4, 2010, the Company provided matching contributions of 100% on the first 3% contributed by the plan participant and 50% of the next 3% contributed; otherwise, the Company did not provide any additional retirement benefit to its employees. Company contributions vest over three years. However IRS regulations required the Company to accelerate the vesting of the Company’s match contributions for those employees who were the subject of the workforce reduction made on March 31, 2010. Total 2010, 2009 and 2008 contributions by the Company related to this plan were $523, $1,196 and $986, respectively.

(15)	Related-Party Transactions

The Company leases office space from SJ Investments, a company owned by the niece and nephew of the Company’s current Chairman and CEO and managed by a brother of the Company’s Chairman and CEO. On November 13, 2006, the Company entered into this lease agreement with SJ Investments for office space in Bristol, Tennessee, at a rate of $33 per month (the Bristol Lease). The Bristol Lease commenced on December 1, 2006 with a termination date of November 30, 2011 and provides for one-year renewals after the initial lease term. On November 13, 2006, SJ Investments and the Company signed an agreement deferring payments under the Bristol Lease until March 30, 2007. On February 20, 2007, the Company amended the lease agreement with SJ Investments to include additional office space at a rate of $36 per month plus the direct costs of an electrical service utilized for the Company’s electronic equipment. The Company paid SJ Investments $447, $461 and $440 related to the Bristol Lease during 2010, 2009 and 2008, respectively. A rental deposit for the Bristol Lease of $10 was included in other assets at December 31, 2010 and 2009. SJ Investments has notified the Company that it does not intend to make a one-year renewal of the lease following its expiration in November 2011.

The Company entered into an amended and restated professional services agreement with GTCR, dated December 29, 2006. The amended and restated professional services agreement replaced that certain professional services agreement, dated as of January 30, 2006, between Graceway Pharmaceuticals, Inc. and GTCR and that certain professional services agreement, dated December 6, 2004, between CVH and GTCR. Pursuant to the terms of the amended and restated professional services agreement between the Company and GTCR, (a) GTCR has agreed to provide certain financial and management consulting services to the Company, (b) the Company has agreed to pay a placement fee to GTCR of approximately 1% of the gross amount of any equity or debt financing of the Company, (c) the Company agreed to pay GTCR an annual management fee of $1,000, (d) the Company has agreed to reimburse GTCR for various fees and expenses in connection with the combination, any financing of the Company, or the rendering of any other services to the Company, and (e) the Company has agreed to indemnify GTCR and its affiliates in connection with any services provided under the amended and restated professional services agreement. The amended and restated professional services agreement has an indefinite term and will terminate once

42	(Continued)

GRACEWAY PHARMA HOLDING CORP. AND SUBSIDIARIES

(Formerly GRACEWAY HOLDINGS, LLC and SUBSIDIARIES)

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(Dollars in thousands)

GTCR and its affiliates cease to own 10% of the units held on December 29, 2006. GTCR-controlled funds hold approximately 85% of the Company’s equity units as of December 31, 2010 and 2009. On September 29, 2010, the Company changed its structure from an LLC to a C corporation with a new C corporation, GPHC becoming the new parent company. Accordingly, GTCR as well as all other members’ contributed their member’ units to the Company in exchange for the same number of shares of common stock of GPHC. In connection with the Third Amendment to the First Lien discussed above, the Company, at this time, is prohibited from paying the $1,000 annual management fee to GTCR although the Third Amendment still allows the Company to accrue the GTCR management fee. The Company incurred costs from GTCR during 2010, 2009 and 2008 as follows:

	0000000	0000000	0000000
	2010	2009	2008
Management fees (selling, general, and administrative)	$1,000	1,000	1,000
Other	54	500	109

	$1,054	1,500	1,109

Gracetree Investments, LLC (Gracetree) is majority owned and controlled by the Company’s current Chairman and CEO and his family and also a common share holder of the Company. Gracetree paid $3 and $108 of certain expenses on behalf of the Company during 2009 and 2008, respectively, for which they were reimbursed.

The Company has a consulting agreement with an independent board member. Under the agreement, the Company is obligated to pay the individual $80 per year, plus travel related costs.

During 2010, 2009 and 2008, the Company purchased goods and services for $28, $141 and $175, respectively, from parties related to the Chairman and CEO. During 2010, 2009 and 2008, the Company donated $1,399, $1,520 and $146 of inventory, respectively, which was nearing its expiration, to a charity affiliated with the brother of the Company’s Chairman and CEO.

43